AMERICAN ACCESS TECHNOLOGIES BOARD APPROVES BUSINESS COMBINATION WITH M&I ELECTRIC INDUSTRIES, INC.

Keystone Heights, FL – October 30, 2006 – (PRIMEZONE) - American Access Technologies, Inc. (NASDAQ: AATK) announces that its board of directors approved the business combination with M & I Electric Industries, Inc., a Texas-based privately-held corporation, at its October 27, 2006 meeting. After review and discussion of the due diligence reports and a presentation by its financial advisors, the American Access board authorized its management to sign the definitive agreement and take the other actions required to complete the transaction.

After the signing of the definitive agreement, American Access will schedule its 2006 annual meeting of shareholders to vote upon certain proposals required to complete the acquisition. The board was advised by Arthur Dauber, President and CEO of M&I, that M&I’s Board had also unanimously approved the transaction and gave him authorization to sign the definitive agreement.

The M & I Electric Acquisition

The proposed business combination will result in the current shareholders of M&I Electric holding approximately 80% of the total shares of American Access common stock to be outstanding after the closing. Besides execution of the definitive agreement and shareholder approval at the annual meeting, certain other conditions to closing must be satisfied. Accordingly, investors are advised that there can be no assurance that the acquisition will be completed.

Investor Notice: American Access Technologies, Inc. will file a proxy statement and other documents with the Securities and Exchange Commission in relation to the proposed business combination with M&I Electric Industries, Inc. Investors and shareholders are urged to carefully read these documents when they become available because they will contain important information concerning American Access Technologies, Inc., M&I Electric Industries, Inc. and the proposed business combination. A definitive proxy statement will be sent to shareholders of American Access seeking their approval of the transactions contemplated in connection with the business combination. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents containing information about American Access, without charge, at the SEC’s website at http://www.sec.gov . Copies of the American Access proxy statement and the SEC filings that will be incorporated by reference in the proxy statement may also be obtained free of charge by directing a request to Joseph McGuire, CFO of American Access, at (352) 473-6673, by e-mail to jmcguire@aatk.com or by accessing its website at http://www.aatk.com .

American Access Technologies, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders. Information about these persons and a description of their direct or indirect interests, by security holdings or otherwise, can be found in American Access’ Annual Report on Form 10-KSB filed with the SEC, and additional information about such persons may be obtained from the proxy statement related to this transaction when it becomes available.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com